Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2003, relating to the financial statements and financial statement schedule of SeaChange International, Inc., which appear in SeaChange International, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Boston, Massachusetts March 19, 2004